CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements Nos. 333-103352 and 333-76227 of Federated Department Stores, Inc. on Form S-8 of our report dated June 22, 2005, with respect to the Statement of Net Assets Available for Benefits of the May Department Stores Company Profit Sharing Plan as of December 31, 2004 and the related Statement of Changes in Net Assets Available for Benefits for the year then ended  appearing in this Annual Report on Form 11‑K of The May Department Stores Company Profit Sharing Plan for the year ended December 31, 2005.

/s/ Deloitte & Touche LLP

St. Louis, Missouri
July 12, 2006